UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)                           (First)             (Middle)

    85 Broad Street
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                                    (Street)

    New York,                         New York            10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    Carmike Cinemas, Inc.
    (CKEC)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year

    June/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  6/10/02   |    P   |   |       200     | A   |  $25.99  |      01      |    01   |    01    |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

**If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |      |               |                 |                       |        |9.       |10.   |      |
               |        |        |      |               |                 |                       |        |Number   |Owner-|      |
               |        |        |      |               |                 |                       |        |of       |ship  |      |
               |2.      |        |      |               |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |      | 5.            |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |      | Number of     |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |      | Derivative    |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.    | Securities    |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans-| Acquired (A)  |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action| or Disposed   |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code  | of (D)        |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr| (Instr. 3,    |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)    | 4 and 5)      |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------| ------------  |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code|V|  (A)  | (D)   |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
-----------------------------------------------------------------------------------------------------------------------------------|
               |        |        |    | |       |       |        |        |             |         |        |         |      |      |
====================================================================================================================================

This statement is being filed by GS Capital Partners III, L.P. ("GS Capital III"), GS Capital Partners III Offshore, L.P. ("GS Offshore"), GS Capital
Partners III Germany Civil Law Partnership ("GS Germany"), Stone Street Fund 1998, L.P. ("1998 Stone"), Bridge Street Fund 1998, L.P. ("1998 Bridge" and, together with GS Capital III, GS Offshore, GS Germany and 1998 Stone, the "Limited Partnerships"), Stone Street 1998, L.L.C. ("Stone L.L.C."), GS Advisors III, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs & Co. ("Goldman Sachs"), and The Goldman Sachs Group, Inc. ("GS Group" and, together with GS Capital III, GS Offshore, GS Germany, 1998 Stone, 1998 Bridge, Stone L.L.C., GS Advisors, GS oHG and Goldman Sachs, the "Reporting Persons"). The principal business address of each Reporting Person (other than GS Offshore, GS Germany and GS oHG) is 85 Broad Street, New York, NY 10004. The principal business address for GS Offshore is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street, Grand Cayman, Cayman Islands, BWI. The principal business address for each of GS Germany and GS oHG is MesseTurm, 60308 Frankfurt am Main, Germany.

Explanation of Responses:

01: The securities reported herein as purchased were purchased and are owned directly by Spear, Leeds & Kellogg, L.P. ("SLK"). SLK is an indirect wholly-owned subsidiary of GS Group. Without admitting any legal obligation, Goldman Sachs or an affiliate will remit appropriate profits, if any, to the Company. SLK beneficially owns directly and GS Group may be deemed to beneficially own indirectly 200 shares of Common Stock. The Reporting Persons, other than GS Group, disclaim beneficial ownership of the securities owned directly by SLK.

Goldman Sachs beneficially owns directly and GS Group may be deemed to beneficially own indirectly 100 shares of Common Stock. These 100 shares beneficially owned directly by Goldman Sachs were acquired in connection with a basket transaction which met the requirements for exemption as outlined by the Securities and Exchange Commission. The Reporting Persons, other than Goldman Sachs and GS Group, disclaim beneficial ownership of the securities owned directly by Goldman Sachs.

Each of Goldman Sachs and GS Group may be deemed to own, beneficially and indirectly, an aggregate of 4,199,527 shares of Common Stock, consisting of the 4,199,527 shares of Common Stock beneficially owned by the Limited Partnerships as described below. Goldman Sachs and GS Group each disclaim beneficial ownership of the securities owned by the Limited Partnerships except to the extent of their pecuniary interest therein.

GS Capital III owns, beneficially and directly, an aggregate of 2,860,981 shares of Common Stock and GS Offshore owns, beneficially and directly, an aggregate of 786,517 shares of Common Stock. GS Advisors, as the sole general partner of GS Capital III and GS Offshore, may be deemed to own, beneficially and indirectly, an aggregate of 3,647,498 shares of Common Stock. GS Advisors disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

GS Germany owns, beneficially and directly, and its managing partner, GS oHG, may be deemed to own, beneficially and indirectly, an aggregate of 132,077 shares of Common Stock. GS oHG disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

1998 Stone owns, beneficially and directly, an aggregate of 322,593 shares of Common Stock and 1998 Bridge owns, beneficially and directly, an aggregate of 97,359 shares of Common Stock. Stone L.L.C., as the general partner of Stone 1998 and the managing general partner of Bridge 1998, may be deemed to own, beneficially and indirectly, an aggregate of 419,952 shares of Common Stock. Stone L.L.C. disclaims beneficial ownership of the securities reported herein except to the extent of its pecuniary interest therein.

***SIGNATURES:


                                      GOLDMAN, SACHS & CO.

                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      THE GOLDMAN SACHS GROUP, INC.


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      GS ADVISORS III, L.L.C.


                                      By:    s/ Roger S. Begelman
                                             ------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS III, L.P.


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      GS CAPITAL PARTNERS III OFFSHORE, L.P.


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact

                                      GS CAPITAL PARTNERS III GERMANY CIVIL LAW
                                      PARTNERSHIP (with limitation of liability)


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      GOLDMAN, SACHS & CO. oHG


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact

                                      STONE STREET FUND 1998, L.P.


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      BRIDGE STREET FUND 1998, L.P.


                                      By:    s/ Roger S. Begelman
                                             ------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


                                      STONE STREET 1998, L.L.C.


                                      By:    s/ Roger S. Begelman
                                             -------------------------
                                      Name:  Roger S. Begelman
                                      Title: Attorney-in-fact


Date:  July 10, 2002

*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.